Exhibit 99.1

QuidelOrtho Appoints Micah Young as Chief Financial Officer
Seasoned medical technology finance executive brings more than two decades of leadership at global public companies

June 23, 2026

SAN DIEGO, CA — QuidelOrtho Corporation (Nasdaq: QDEL) (“QuidelOrtho” or the “Company”), a leading global provider of diagnostic solutions, today announced the appointment of Micah Young as Chief Financial Officer, effective July 6, 2026. Mr. Young will succeed Joseph M. Busky, who previously announced his retirement as Chief Financial Officer and will serve in an advisory role to support a smooth transition.

“Micah is an accomplished public-company CFO with deep medical technology expertise and a strong track record of improving financial performance, strengthening cash flow and driving disciplined execution,” said Brian J. Blaser, President and Chief Executive Officer of QuidelOrtho. “His leadership across business strategy, capital allocation, investor relations and financial operations will be valuable as we execute our priorities to improve profitability, enhance cash generation and create long-term shareholder value. We are excited to welcome Micah to the QuidelOrtho leadership team.”

Mr. Blaser added, “We thank Joe for his leadership and many contributions to QuidelOrtho. He has played an important role in strengthening our financial discipline and guiding the Company through a period of significant transformation. We appreciate his support of a seamless transition and wish him the very best.”

Mr. Young most recently served as Executive Vice President and Chief Financial Officer of Masimo Corporation, a global medical technology company. He joined Masimo as CFO in 2017 and helped lead the company through a period of strategic transformation, operational improvement, disciplined capital allocation, enhanced investor engagement and significant transaction activity. Previously, he held progressively senior finance roles at NuVasive, Inc. and finance and accounting roles at Zimmer Holdings, Inc., after beginning his career at Deloitte & Touche LLP. Mr. Young holds a Bachelor of Science in Accounting and Criminal Justice from Indiana Wesleyan University and is a Certified Public Accountant (inactive).

“I am honored to join QuidelOrtho at an important point in the Company’s evolution,” said Mr. Young. “QuidelOrtho has a strong global portfolio, a meaningful mission and clear opportunities to enhance execution and performance. I look forward to working with Brian, the Board and the leadership team to strengthen operational discipline, support growth and create sustainable value for shareholders, customers and patients.”

QuidelOrtho is dedicated to advancing diagnostics to power a healthier future. For more information, please visit quidelortho.com and follow QuidelOrtho on LinkedIn, Facebook and X.

About QuidelOrtho Corporation

With expertise spanning clinical chemistry, immunoassay, immunohematology and molecular testing, QuidelOrtho Corporation (Nasdaq: QDEL) is a leading global provider of diagnostic solutions, dedicated to advancing fast, accurate and reliable results that help improve patient outcomes – from the point of care to hospital, lab to clinic. Building on a legacy of innovation, QuidelOrtho works with healthcare providers to advance diagnostics that connect insights with solutions, defining a clearer path for informed decisions and better care.

Investor Contact:
Juliet Cunningham
Vice President, Investor Relations
IR@QuidelOrtho.com

Media Contact:
Stephanie Kleewein
Senior Corporate Communications and PR Manager
media@QuidelOrtho.com

SOURCE QuidelOrtho Corporation